SCHEDULE 14A INFORMATION

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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CARRAMERICA REALTY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CARRAMERICA REALTY CORPORATION

1850 K Street, N.W.

Washington, D.C. 20006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 29, 2004

To Our Stockholders:

You are cordially invited to attend the 2004 annual meeting of stockholders of CarrAmerica Realty Corporation on Thursday, April 29, 2004, beginning at 9:30 a.m., Eastern Daylight Savings Time, at The Ritz Carlton Hotel, The Ritz Carlton Ballroom, Salon III-A, 1150 22nd Street, N.W., Washington, DC 20037. At the meeting, stockholders will act on the following matters:

1.	Election of seven directors to serve for one year terms expiring in 2005;

2.	Consideration and action upon a stockholder proposal regarding limiting the length of service of the members of our Board of Directors; and

3.	Any other business that properly comes before the meeting or any adjournments thereof.

Only common stockholders of record at the close of business on March 5, 2004 will be entitled to vote at the meeting or any adjournments thereof.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders only. Registration will begin at 8:30 a.m., and seating will be available at approximately 9:00 a.m. Cameras and recording devices will not be permitted at the meeting. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

WHETHER OR NOT YOU EXPECT TO ATTEND:

Whether or not you expect to attend the annual meeting, you are urged to sign and date the enclosed proxy, which is being solicited on behalf of the Board of Directors, and return it promptly in the enclosed envelope.

By Order of the Board of Directors,

/s/ Linda A. Madrid

Linda A. Madrid Corporate Secretary

CARRAMERICA REALTY CORPORATION

1850 K Street, N.W.

Washington, D.C. 20006

PROXY STATEMENT

ABOUT THE MEETING

Why am I receiving this Proxy Statement?

This Proxy Statement contains information related to the solicitation of proxies for use at our 2004 annual meeting of stockholders, to be held on Thursday, April 29, 2004, at 9:30 a.m., Eastern Daylight Savings Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made on behalf of our Board of Directors. “We,” “our,” “us” and “CarrAmerica” refer to CarrAmerica Realty Corporation and its subsidiaries and affiliates. This Proxy Statement, the enclosed form of proxy and the 2003 Annual Report to Stockholders are being mailed to stockholders beginning on or about March 29, 2004.

Who is entitled to vote at the annual meeting?

Only holders of record of our common stock at the close of business on March 5, 2004 are entitled to receive notice of the annual meeting and to vote the shares of common stock held by them on that date at the meeting. Our common stock constitutes the only class of securities entitled to vote at the meeting.

What are the voting rights of stockholders?

Each share of common stock entitles its holder to cast one vote on each matter on which a vote may be taken.

What will constitute a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on March 5, 2004 will constitute a quorum, permitting the stockholders to conduct business at the meeting. We will include abstentions and broker non-votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not voting on a particular proposal) in the calculation of the number of shares considered to be present at the meeting.

At the close of business on March 5, 2004, there were 53,580,649 shares of our common stock outstanding.

How do I vote?

You may vote either by filling out and returning the accompanying proxy card or by filling out a written ballot at the annual meeting.

How are proxy card votes counted?

If the accompanying proxy card is properly signed and returned to us (and not revoked), it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote FOR the election of the nominees for our Board of Directors named herein, AGAINST the stockholder proposal described in this Proxy Statement, and as recommended by our Board of Directors with regard to any other matters, or, if no such recommendation is given, in their own discretion.

May I change my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy at any time before it is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date. Additionally, the powers of the proxy holders will be suspended regarding any person who executed a proxy but then attends the meeting in person and so requests. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

ELECTION OF DIRECTORS

(Proposal 1)

Board of Directors

Our Board of Directors currently consists of eight directors, each with a term expiring at the 2004 annual meeting of stockholders. Oliver T. Carr, Jr., a current director of the Company, has informed the Nominating and Corporate Governance Committee that he will retire from the Board of Directors this year and not seek re-election. Effective as of the 2004 annual meeting of stockholders, the Board of Directors has reduced the size of the Board from eight members to seven, with nominees for director at the Annual Meeting to be elected to serve for one-year terms until the next annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier death, resignation or retirement. Each of the nominees is currently a director of the Company.

Nominees for Election to Terms Expiring in 2005

Thomas A. Carr, 45, has been our Chairman of the Board of Directors since May 2000 and a director since 1993 and Chief Executive Officer since 1997. Mr. Carr was our President from 1993 until March 2002, our Chief Operating Officer from April 1995 to May 1997 and our Chief Financial Officer from February 1993 to April 1995. Mr. Carr holds a Master of Business Administration degree from Harvard Business School and a Bachelor of Arts degree from Brown University. Mr. Carr is a member of the Board of Governors of the National Association of Real Estate Investment Trusts, the Young Presidents Organization and the Federal City Council. He is a member of the Board of Directors of The Oliver Carr Company. Mr. Carr is the son of Oliver T. Carr, Jr. and the brother of Robert O. Carr. Mr. Carr is chairman of the Executive Committee and a member of the Investment Committee of the Board of Directors. In addition, Mr. Carr is a member of management’s Operating and Investment Committees.

Andrew F. Brimmer, 77, has been a director since February 1993. He has been President of Brimmer & Company, Inc., an economic and financial consulting firm, since 1976. Dr. Brimmer is the Wilmer D. Barrett Professor of Economics at the University of Massachusetts, Amherst. He also serves as a director of BlackRock Investment Income Trust, Inc. (and other funds) and Borg-Warner Automotive, Inc. From June 1995 through August 1998, Dr. Brimmer served as chairman of the District of Columbia Financial Control Board. He was a member of the Board of Governors of the Federal Reserve System from March 1966 through August 1974. Dr. Brimmer received a Bachelor of Arts degree and a master’s degree in economics from the University of Washington and a Ph.D. in economics from Harvard University. Dr. Brimmer is chairman of the Audit Committee and a member of the Conflicts Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors.

Joan Carter, 60, has been a director since June of 2003. Ms. Carter is co-founder and President of UM Holdings Ltd. since 1973 (“UM”). UM owns and operates several private companies one of which Ms. Carter serves as CEO - PetroChem Inspection Services, a provider of outsourced safety inspection to the petrochemical industry. UM is a major shareholder in Cybex International, a publicly traded manufacturer of fitness equipment; Ms. Carter serves as Vice Chairman of the Cybex Board of Directors. She also serves on the Board of Trustees of the Penn Mutual Life Insurance Company and is former Chairman of the Board of Directors of the Federal Reserve Bank of Philadelphia. A graduate of the College of Wooster, she currently serves on that school’s Board of Trustees and is a Trustee for Lourdes Medical Center in Camden, New Jersey. Ms. Carter serves on the Audit Committee, the Conflicts Committee, and the Executive Compensation Committee of the Board of Directors. Ms. Carter was elected to the Board by the Board of Directors to fill a vacancy in July 2003. With respect to the July 2003 election, Ms. Carter was recommended to the Nominating and Corporate Governance Committee by Wesley S. Williams, Jr., and approved by the Nominating and Corporate Governance Committee.

Philip L. Hawkins, 48, has been a director since March 2002. Mr. Hawkins has been President since March 2002 and Chief Operating Officer since October 1998. From February 1996 to October 1998, Mr. Hawkins served as Managing Director—Asset Management. Prior to that time Mr. Hawkins was employed by Jones Lang LaSalle, a real estate services company, since 1982. He holds a Masters in Business Administration from the University of Chicago Graduate School of Business and a Bachelor of Arts degree from Hamilton College. Mr. Hawkins is a member of the Investment Committee of the Board of Directors. In addition, Mr. Hawkins is a member of management’s Operating and Investment Committees.

Timothy Howard, 55, has been a director since August 1998. Mr. Howard has been Chief Financial Officer of Fannie Mae since 1990. He was named Vice Chairman and elected to Fannie Mae’s Board of Directors in May 2003, and has been a member of Fannie Mae’s Office of the Chairman since November 2000. Mr. Howard has held positions of increasing responsibility with Fannie Mae since beginning with the company in 1982. Mr. Howard received a Masters degree in economics and Bachelors in economics, magna cum laude, from the University of California, Los Angeles. Mr. Howard chairs the Executive Compensation Committee and is a member of the Audit Committee, the Executive Committee and the Conflicts Committee of the Board of Directors.

Robert E. Torray, 66, has been a director since February 2002. Mr. Torray is the founder and has been Chairman of Robert E. Torray & Co., Inc., an institutional investment firm, since 1972. Mr. Torray is also the founder and President of Torray Corporation, a mutual fund manager, and is founder and Chairman of Birmingham Capital Management Company, an investment management company. Mr. Torray received his Bachelor of Arts from Duke University. Mr. Torray is chairman of the Conflicts Committee and a member of the Nominating and Corporate Governance Committee, the Investment Committee and the Executive Compensation Committee of the Board of Directors.

Wesley S. Williams, Jr., 61, has been a director since February 1993. Mr. Williams has been a partner of the law firm of Covington & Burling since 1975. After serving as a junior member of the Faculty of Law of Columbia University, Mr. Williams was adjunct professor of real estate finance law at Georgetown University Law Center from 1971 to 1973. In addition, he is an author or contributing author of several texts on banking law and on real estate investment and finance, and served for more than a decade on the Editorial Advisory Board of the District of Columbia Real Estate Reporter. Mr. Williams is currently Chairman of the Board of Directors of the Federal Reserve Bank of Richmond. Mr. Williams is Co-Chairman of the Board of Directors of Lockhart Companies, Inc. and of its real estate, insurance, consumer finance and miscellaneous Internet and venture subsidiaries. Mr. Williams is a member of the Executive Committee of the Board of Trustees of Penn Mutual Life Insurance Company, of which he is the Senior Trustee. He is also Chairman of the Executive Committee of the Board of Regents of the Smithsonian Institution. Mr. Williams received Bachelor of Arts and J.D. degrees from Harvard University, a Masters of Arts degree from the Fletcher School of Law and Diplomacy and an LL.M. degree from Columbia University. Mr. Williams is chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee, Executive Committee and the Conflicts Committee of the Board of Directors.

Committees of the Board of Directors; Lead Director; Stockholder Communications; Meetings

Among the committees of our Board of Directors are a standing Audit Committee, Executive Compensation Committee, Nominating and Corporate Governance Committee, Conflicts Committee, Executive Committee and Investment Committee. The functions performed by these committees are described below.

Audit Committee. Our Board’s Audit Committee assists the Board of Directors in monitoring the integrity and accuracy of our financial statements, our systems of internal controls regarding finance, accounting and legal compliance, our independent auditor’s qualifications and independence and the performance of our internal audit function. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of any accounting firm employed by CarrAmerica (including the resolution of disputes between management and the accounting firm regarding financial reporting) for the purpose of preparing and issuing an audit report or other work related to the preparation, review and audit of our financial statements, and such firm will report directly to the Audit Committee. In February 2004, the Board of Directors adopted and approved an amendment to the amended and restated charter of the Audit Committee. A copy of the Audit Committee’s amended and restated charter, as amended, which more fully describes the scope of the Audit Committee’s duties and responsibilities, is attached hereto as Appendix A and is available on our website at www.carramerica.com. Pursuant to the charter of the Audit Committee, all of the members of the Audit Committee must meet the independence, experience and financial literacy and expertise requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations of the Securities and Exchange Commission, as in effect from time to time. Our Board of Directors has determined that each of Andrew F. Brimmer, Joan Carter, Timothy Howard and Wesley S. Williams, Jr., all of the members of our Audit Committee, is independent within the meaning of the requirements of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. The Board of Directors also has determined that each of Andrew F. Brimmer, Timothy Howard and Wesley S. Williams, Jr., is an audit committee financial expert, as defined by the rules and regulations promulgated by the Securities and Exchange Commission. The Audit Committee met four times in 2003.

Executive Compensation Committee. The principal purposes of the Executive Compensation Committee are to discharge the Board of Directors’ responsibilities relating to compensation of the executive officers of the Company; make recommendations to the Board of Directors regarding compensation of the Company’s directors; recommend, implement and administer the Company’s incentive and equity-based compensation plans; and produce an annual report on executive and Chief Executive Officer compensation for inclusion in the Company’s annual proxy statement in conformity with the rules and regulations of the Securities and Exchange Commission. The purposes and responsibilities of the Executive Compensation Committee are set forth in the committee’s charter, which is available on our website at www.carramerica.com. Our Board’s Executive Compensation Committee is currently comprised entirely of directors that meet the independence requirements of the New York Stock Exchange, as currently in effect, and all members must continue to meet those requirements as in effect from time to time. In addition, all of the members of the Executive Compensation Committee must meet any other legal requirements relevant to the proper administration of our executive compensation program, including requirements under the federal securities laws and the Internal Revenue Code of 1986. The Executive Compensation Committee met twice in 2003.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee was established to ensure that the Board of Directors is appropriately constituted to meet its fiduciary obligations to the stockholders and CarrAmerica, to assess periodically the size of the Board to ensure the Board can effectively carry out its obligations, to oversee the evaluation of the Board and management of CarrAmerica, and to develop and recommend to the Board a set of corporate governance principles to assist the Board in fulfilling its corporate governance responsibilities. The Nominating and Corporate Governance Committee also has the authority to consider and make recommendations to the Board of Directors regarding nominees for election as members of the Board of Directors and members of the committees of the Board of Directors. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders.

In February 2004, the Board of Directors adopted and approved an amended and restated charter of the Nominating and Corporate Governance Committee, which is available on our website at www.carramerica.com. In addition, in January 2004, the Nominating and Corporate Governance Committee adopted a policy regarding qualification and nomination of director candidates to continue to ensure that our Board of Directors consists of a diversified group of individuals with strong business experience, good judgment and high integrity. The policy sets forth the qualification requirements for potential director candidates, the process for identifying and evaluating individuals qualified to become members of the Board of Directors, the policies regarding the consideration of director candidates recommended by stockholders, and the procedures for stockholders to submit recommendations of director candidates to the Nominating and Corporate Governance Committee.

In considering potential director candidates, the Nominating and Corporate Governance Committee requires that a candidate meet the following minimum qualifications:

1.	high integrity;

2.	an ability to exercise sound judgment;

3.	an ability to make independent analytical inquiries;

4.	a willingness and ability to devote adequate time and resources to diligently perform Board of Director duties; and

5.	appropriate and relevant business experience and acumen.

In addition to these minimum qualifications, the Nominating and Corporate Governance Committee will take into account the following additional factors when considering whether to nominate a particular person:

1.	whether the person possesses specific real estate expertise and familiarity with general issues affecting CarrAmerica’s business;

2.	whether the person’s nomination and election would enable the Board of Directors to have a member that qualifies as an “audit committee financial expert” as such term is defined by the Securities and Exchange Commission in Item 401 of Regulation S-K;

3.	whether the person would qualify as an “independent” director under the rules of the New York Stock Exchange and CarrAmerica’s Corporate Governance Principles;

4.	the importance of continuity of the existing composition of the Board of Directors; and

5.	the importance of diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

The Nominating and Corporate Governance Committee identifies director candidates based on input provided by a number of sources, including members of the Nominating and Corporate Governance Committee, other directors of CarrAmerica, our stockholders, our Chief Executive Officer or President, and third parties. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates. As part of the identification process, the Nominating and Corporate Governance Committee takes into account the number of expected director vacancies that need to be filled and whether existing directors have indicated a willingness to continue to serve as directors if re-nominated.

Once director candidates have been identified, the Nominating and Corporate Governance Committee evaluates these candidates in light of the qualifications described above, and any additional factors that it deems necessary or appropriate. Existing directors who are being considered for re-nomination are re-evaluated based on their performance as directors, as well as to ensure that they continue to meet the required qualifications.

All candidates submitted by stockholders will be evaluated in the same manner as all other director candidates. A stockholder wishing to recommend a candidate for election to the Board of Directors must give timely written notice of his or her nomination of a candidate to our Corporate Secretary. As set forth in Section 3.11 of our by-laws, in order to be considered timely, a stockholder’s notice shall be delivered to the Corporate Secretary at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In order to be valid, such stockholders’ notice must set forth:

•	as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of such stockholder, as they appear on CarrAmerica’s books and of such beneficial owner and the class and number of shares of CarrAmerica which are owned beneficially and of record by such stockholder and such beneficial owner.

Our Nominating and Corporate Governance Committee is currently comprised entirely of directors that meet the independence requirements of the New York Stock Exchange, as currently in effect, and all of the members of the Nominating and Corporate Governance Committee must continue to meet those requirements, as in effect from time to time. The Nominating and Corporate Governance Committee met twice in 2003.

Conflicts Committee. Our Board’s Conflicts Committee was created to review and take action with respect to proposed transactions involving CarrAmerica, including one or more of its subsidiaries or affiliates, and in which one or more directors or executive officers of CarrAmerica may have a material direct or indirect, personal or financial interest. The Conflicts Committee met four times in 2003.

Executive Committee. Our Board’s Executive Committee may exercise the full authority of our Board of Directors, except that the Executive Committee may not amend our charter or by-laws, authorize dividends, adopt a plan of merger or consolidation, recommend to stockholders the sale or lease of all or substantially all of our assets, elect any of our directors, elect or remove any of our officers or establish compensation for any of our executive officers. The Executive Committee did not meet in 2003.

Investment Committee. Our Board’s Investment Committee has the authority to approve and authorize expenditures, agreements and other actions relating to the acquisition and/or disposition of assets by us, the incurrence of indebtedness by us or other encumbrances on our assets or other matters treated as capital items, so long as such matters are consistent with our annual budget (as to amount and type of transaction). The Investment Committee met four times in 2003.

Lead Director. Our Board of Directors devotes a portion of each regularly scheduled Board meeting to executive sessions without management participation. Wesley S. Williams, Jr. presides at these executive sessions as the “lead” non-management director.

Stockholder Communications. Stockholders may communicate with the Board by sending any correspondence they may have in writing to 1850 K Street, N.W., Washington, D.C. 20006, attention: “Lead Director,” c/o Office of the Corporate Secretary. Our Corporate Secretary will forward such correspondence to the lead director.

Meetings. Our Board of Directors held four meetings and acted three times by unanimous written consent during 2003. None of our directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors held during the period he or she served on our Board.

Our directors are expected to attend, in person or by telephone, Board meetings and meetings of the committees on which they serve. In addition, our directors are strongly encouraged to attend all annual and special meetings of our stockholders.

Compensation of Directors

We pay an annual retainer of $25,000 to directors who are not our employees. Each non-employee director may elect to receive his or her annual retainer and fees in cash or defer all or any portion of such retainer and fees as described below. We also pay each non-employee director a fee (plus out-of-pocket expenses) for attendance (in person or by telephone) at each meeting of our Board of Directors and for each committee meeting held on a non-Board meeting day. Our Board of Directors meeting fee is $1,200 and the committee meeting fee is $750, except that the committee meeting fee for each Audit Committee meeting is $1,000. In addition, the chairman of each committee receives an additional annual fee of $1,000, except that the fee for the chairman of the Audit Committee is $2,000.

We also compensate our directors through our 1997 Stock Option and Incentive Plan (the “1997 Plan”). Each continuing non-employee director receives a grant of 1,000 restricted shares of our common stock immediately following the election of directors at each annual meeting of our stockholders. The shares vest in full on the first anniversary of the date of grant. Both employee directors and non-employee directors are eligible to receive other grants under the 1997 Plan, which grants are provided at the discretion of our Executive Compensation Committee.

Our non-employee directors may elect to defer all or any portion of the retainer and fees paid in cash for service on the Board or any committee thereof in accordance with our Directors’ Deferred Compensation Plan, subject to a minimum deferral of $1,000 per plan year. Each participant may make an annual election to defer compensation for a specified period of years, with a minimum of two years, and/or until termination of service, if sooner. At the time that the participant or such participant’s beneficiary becomes entitled to receive payments under the plan, payment will be paid, at the election of the participant or beneficiary, in a lump sum or in annual installments over a period of up to ten years. If no election is made, payments will be made over a period of ten years. The plan establishes the terms for withdrawals from participants’ accounts. The Company has the sole right to distribute amounts from accounts established pursuant to the plan if it determines that the deferred elections, the earnings credited to accounts previously deferred or the deferred compensation account balances under the plan could or might result in the Company failing to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Such executive officers, directors and greater than ten percent stockholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 they file.

Based on our review of the copies of such forms we have received and on written representations from certain reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, directors and greater than ten percent stockholders complied with the Section 16(a) filing requirements applicable to them with respect to transactions during 2003.

Vote Required and Recommendation

When a quorum is present, the affirmative vote of a plurality of all the votes cast at the annual meeting is necessary for the election of a director. Therefore, the seven individuals with the highest number of affirmative votes will be elected to the seven directorships. For purposes of the election of directors, abstentions or “Withhold Authority” votes will not be counted as votes cast and will have no effect on the result of the vote.

Our Board of Directors recommends a vote FOR the nominees named in this Proxy Statement as directors to hold office for the term of one year and until their successors are elected and qualified. Should a nominee become unable to serve for any reason before the annual meeting, our Board of Directors may designate a substitute nominee, in which event the persons designated as proxy holders on the enclosed proxy will vote for the election of such substitute nominee, or may reduce the number of members of our Board of Directors.

TERM LIMITS FOR OUTSIDE DIRECTORS

(Proposal 2)

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owner of in excess of 200 shares of our common stock, has notified us of her intention to propose the following resolution at the 2004 annual meeting of stockholders:

“RESOLVED: ‘That the stockholders of CarrAmerica Realty recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years.’”

Mrs. Davis submitted to us the following statement in support of the resolution:

“REASONS: The President of the U.S.A. has a term limit, so do Governors of many states.

Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders.

No director should be able to feel that his or her directorship is until retirement.

When a Director knows that his/her tenure is for a limited time, he/she may be more inclined to make INDEPENDENT decisions.

If you AGREE, please mark your proxy FOR this resolution.”

Our Board of Directors recommends a vote AGAINST proposal 2.

The Board of Directors opposes the stockholder proposal because, as set forth in CarrAmerica’s Corporate Governance Principles, the Board of Directors believes that term limits, among other types of limitations, can unnecessarily and technically disqualify an otherwise qualified candidate from serving on the Board of Directors.

CarrAmerica does business in a highly competitive industry. Experienced directors provide significant value to CarrAmerica and its stockholders through their understanding of and contacts within that industry, as well as through their familiarity with CarrAmerica’s operations and long-term strategies. A term limit for directors, especially a limit as short as six years, would needlessly deprive the stockholders of CarrAmerica of the benefit of directors’ experience and knowledge at a time in their tenure when they have become increasingly effective and productive.

In addition, the Board of Directors believes that the objectives of the proposal are already being accomplished. The composition of CarrAmerica’s Board of Directors has changed naturally over time. In fact, over half of the directors nominated for election at this meeting have been members of the Board of Directors for less than six years and bring new perspectives to the issues considered by the Board of Directors. In addition, we believe that the composition of the Board of Directors sufficiently insures that it can make independent decisions. Over 70% of our directors meet the independence requirements of the New York Stock Exchange, and CarrAmerica has

adopted a policy to continue to comply with the New York Stock Exchange requirements relating to the number of independent directors.

Contrary to the suggestion in the proposal, CarrAmerica’s directors are not guaranteed a position until retirement. Unlike the holders of public office, the directors of CarrAmerica are subject to re-election on an annual basis. These individuals must be recommended for renomination by our Nominating and Corporate Governance Committee in accordance with its policy on director nominations, be recommended by the Board of Directors and be presented to the stockholders for election in order to continue to serve as directors. In addition, the Nominating and Corporate Governance Committee policy on director nominations makes clear that properly submitted director nominations from stockholders will be considered under the same standards as any other nominee. These practices help CarrAmerica maintain a balanced Board of Directors where individuals with diverse background and experience work together to meet the needs of CarrAmerica and its stockholders. The accelerated and arbitrary turnover of directors that would result from term limits could be disruptive to the smooth functioning of the Board of Directors and CarrAmerica and would make it difficult for CarrAmerica to attract the most qualified director candidates.

For the foregoing reasons, the Board of Directors recommends a vote AGAINST proposal 2.

EXECUTIVE COMPENSATION

The following table provides information on the annual and long-term compensation for our Chief Executive Officer and our four most highly compensated other executive officers (our “Named Executive Officers”) for the periods indicated. Each of our executive officers serves until the next annual meeting of stockholders or such officer’s earlier resignation or removal.

Summary Compensation Table

									Long-Term Compensation
		Annual Compensation							Awards
Name and Principal Position	Year	Salary			Bonus			Other Annual Compensation	Restricted Stock/Stock Unit Awards ($)			Securities Underlying Options (#)(1)	All Other Compensation

Thomas A. Carr Chief Executive Officer and Chairman of the Board of Directors	2003 2002 2001	$ $ $	450,000 450,000 450,000		$ $ $	450,000 270,000 450,000	(2)	$0 $0 $0	$ $ $	161,902 164,707 0	(3)(4) (3)(5)	0 0 41,563	$ $ $	73,111 44,003 98,097	(6)(7) (6) (6)

Philip L. Hawkins President and Chief Operating Officer	2003 2002 2001	$ $ $	400,000 395,385 380,000	(8)	$ $ $	360,000 216,000 323,000	(2)	$0 $0 $0	$ $ $	134,719 131,778 0	(4)(9) (5)(9)	0 0 33,250	$ $ $	82,503 46,803 81,030	(7)(10) (10) (10)

Karen B. Dorigan Chief Investment Officer	2003 2002 2001	$ $ $	300,000 300,000 300,000		$ $ $	150,000 90,000 150,000	(2)	$0 $0 $0	$ $ $	161,663 131,778 0	(4)(11) (5)(11)	0 0 33,250	$ $ $	78,260 34,795 45,045	(7)(12) (12) (12)

Stephen E. Riffee Chief Financial Officer	2003 2002 2001	$ $ $	280,000 265,731 225,039	(13)	$ $ $	165,000 100,000 120,000	(2)	$0 $0 $0	$ $ $	176,991 120,400 0	(4)(14) (5)(14)	0 0 16,625	$ $ $	85,853 32,319 28,848	(7)(15) (15) (15)

Linda A. Madrid Managing Director, General Counsel and Corporate Secretary	2003 2002 2001	$ $ $	250,962 220,000 218,846	(16)	$ $ $	127,500 66,000 127,500	(2)	$0 $0 $0	$ $ $	125,259 65,889 0	(4)(17) (5)(17)	0 0 16,625	$ $ $	60,797 24,657 24,743	(7)(18) (18) (18)

(1)	All option grants were made under our 1997 Stock Option and Incentive Plan.

(2)	Paid in 2004 for the year ended December 31, 2003.

(3)	Mr. Carr was awarded 6,760 shares of restricted stock on January 29, 2003 and 5,472 restricted stock units on February 20, 2002.

(4)	Represents the value of grants of restricted stock made under our 1997 Stock Option and Incentive Plan. The shares of restricted stock vest ratably over a four-year period, assuming the grantee is still an employee of CarrAmerica or otherwise eligible for vesting on the vesting date. On each vesting date, the grantee receives shares representing 25% of the total number of shares of restricted stock. The grantees are entitled to current voting rights and dividend payments (such dividends where $0.50 per share for each quarter of 2003) under the terms of their restricted stock agreements. As of December 31, 2003, the total holdings of restricted stock of the Named Executive Officers and the market value of such holdings based on the last sale price of our common stock on the New York Stock Exchange on December 31, 2003 were as follows: Mr. Thomas A. Carr: 11,138 shares ($331,690); Mr. Hawkins: 9,128 shares ($271,832); Ms. Dorigan: 15,577 shares ($463,883); Mr. Riffee: 15,630 shares ($465,461); and Ms. Madrid: 6,982 shares ($207,924).

(5)

Represents the value of grants of restricted stock units made under our 1997 Stock Option and Incentive Plan. Beginning in 2002, the Board of Directors determined to no longer grant restricted stock units. In 2002, the Named Executive Officers converted all of their then unvested restricted stock units (including the 2002 grants) into shares of restricted stock. The vesting schedule of the restricted stock was not altered from the vesting schedule for the restricted stock units. The restricted stock units previously granted vested ratably over a five-year period, assuming the grantee was still an employee of CarrAmerica or otherwise eligible for vesting on the vesting date.

The grantees were entitled to dividend equivalent payments (such dividends were $0.50 per share for each quarter of 2002 and 2003) under the terms of their restricted stock unit agreements under certain circumstances. On each vesting date, the grantee received shares representing 20% of the total number of restricted stock units granted plus an amount equal to the dividends that would have been paid on such shares had the shares been outstanding since the grant date, or the cash equivalent thereof, at our option. The grants of restricted stock units did not entitle the grantees to any current voting rights. The Named Executive officers had the option to defer receipt of the shares of common stock due upon vesting of the restricted stock units. Such deferral must have been made by the end of the fiscal year prior to the vesting of each restricted stock unit. As of December 31, 2003, the total holdings of deferred restricted stock units (with one unit deemed equivalent to the value of one share) of the Named Executive Officers and the market value of such holdings based on the last sale price of our common stock on the New York Stock Exchange on December 31, 2003 were as follows: Mr. Thomas A. Carr: 16,711 shares ($497,654); Mr. Hawkins: 42,611 shares ($1,268,956); Ms. Dorigan: 18,691 shares ($556,618); Mr. Riffee: 2,139 shares ($63,699); and Ms. Madrid: 4,177 shares ($124,391). The deferred restricted stock units were deferred by the Named Executive Officers until various future dates ranging between January 2004 and November 2008. The Named Executive Officers receive dividend equivalent payments on their deferred restricted stock units. The Named Executive Officers hold no restricted stock units other than the deferred restricted stock units.

(6)	Includes: (i) employer contributions for 2003, 2002 and 2001 to the CarrAmerica Realty Corporation Retirement Plan in the amounts of $9,000, $14,250 and $12,750, respectively, employer contributions for 2003, 2002 and 2001 for life, accidental death and dismemberment (AD&D), long-term disability insurance premiums in the amounts of $1,296, $1,296 and $1,296, respectively, and an employer contribution for 2003 and 2002 for short-term disability insurance premiums in the amounts of $403 and $403, respectively; (ii) employer contributions for 2002 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amount of $20,250; (iii) $50,000 paid to Mr. Carr in 2001 as part of Mr. Carr’s bonus for 2000 in the form of forgiveness of a loan payable by Mr. Carr to the Company; (iv) employer contributions for 2003, 2002 and 2001 for health and welfare benefits pursuant to the CarrAmerica CarrFlex Cafeteria Plan in the amounts of $8,524, $7,804 and $7,051, respectively; and (v) cash value awards for 2003 of $53,888.

(7)	Includes the value of cash value awards, which is calculated based on the last reported sale price of our common stock on the New York Stock Exchange on January 29, 2003 of $23.95. The cash value awards vest ratably over a four-year period, assuming the grantee is still an employee of Carr America or otherwise eligible for vesting on the vesting date. The cash value awards were granted on January 29, 2003 in connection with the grants of restricted stock.

(8)	Mr. Hawkins’ annual salary was $380,000 from January through March 2002, when it was increased to $400,000.

(9)	Mr. Hawkins was awarded 5,625 shares of restricted stock on January 29, 2003 and 4,378 restricted stock units on February 20, 2002.

(10)	Includes: (i) employer contributions for 2003, 2002 and 2001 to the CarrAmerica Realty Corporation Retirement Plan in the amounts of $9,000, $14,250 and $12,750, respectively, employer contributions for 2003, 2002, and 2001 for life, AD&D and long-term disability insurance premiums in the amounts of $1,296, $1,296 and $1,296, respectively, and an employer contribution for 2003 and 2002 for short-term disability insurance premiums in the amounts of $403 and $403, respectively; (ii) employer contributions for 2003, 2002 and 2001 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amounts of $18,374, $23,050 and $59,933, respectively; (iii) employer contributions for 2003, 2002 and 2001 for health and welfare benefits pursuant to the CarrAmerica CarrFlex Cafeteria Plan in the amounts of $8,524, $7,804 and $7,051, respectively; and (iv) cash value awards for 2003 of $44,906.

(11)	Ms. Dorigan was awarded 6,750 shares of restricted stock on January 29, 2003 and 4,378 restricted stock units on February 20, 2002.

(12)	Includes: (i) employer contributions for 2003, 2002 and 2001 to the CarrAmerica Realty Corporation Retirement Plan in the amounts of $9,000, $14,250 and $12,750, respectively, employer contributions for 2003, 2002 and 2001 for life, AD&D and long-term disability insurance premiums in the amounts of $1,296, $1,296 and $1,128, respectively, and an employer contribution for 2003 and 2002 for short-term disability insurance premiums in the amounts of $403 and $403; (ii) employer contributions for 2003, 2002 and 2001 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amounts of $8,290, $11,042 and $24,116, respectively; (iii) employer contributions for 2003, 2002 and 2001 for health and welfare benefits pursuant to the CarrAmerica CarrFlex Cafeteria Plan in the amounts of $5,383, $7,804 and $7,051, respectively; and (iv) cash value awards for 2003 of $53,888.

(13)	Mr. Riffee’s annual salary was $227,000 from January through March 2002, when it was increased to $280,000.

(14)	Mr. Riffee was awarded 7,390 shares of restricted stock on January 29, 2003 and 4,000 restricted stock units on February 20, 2002.

(15)	Includes: (i) employer contributions for 2003, 2002 and 2001 to the CarrAmerica Realty Corporation Retirement Plan in the amounts of $9,000, $14,250 and $12,750, respectively, employer contributions for 2003, 2002 and 2001 for life, AD&D and long-term disability insurance premiums in the amounts of $1,296, $1,296 and $1,170, respectively, and an employer contribution for 2003 and 2002 for short-term disability insurance premiums in the amounts of $403 and $403, respectively; (ii) employer contributions for 2003, 2002 and 2001 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amounts of $7,712, $8,566 and $7,877, respectively; (iii) employer contributions for 2003, 2002 and 2001 for health and welfare benefits pursuant to the CarrAmerica CarrFlex Cafeteria Plan in the amounts of $8,524, $7,804 and $7,051, respectively; and (iv) cash value awards for 2003 of $58,917.

(16)	Ms. Madrid’s annual salary was $220,000 from January 1, 2003 through February 2, 2003 when it increased to $255,000.

(17)	Ms. Madrid was awarded 5,230 shares of restricted stock on January 29, 2003 and 2,189 restricted stock units on February 20, 2002.

(18)	Includes: (i) employer contributions for 2003, 2002 and 2001 to the CarrAmerica Realty Corporation Retirement Plan in the amounts of $9,000, $14,250 and $12,750, respectively, employer contributions for 2003, 2002 and 2001 for life, AD&D and long-term disability insurance premiums in the amounts of $1,296, $1,212 and $1,212, respectively, and an employer contribution for 2003 and 2002 for short-term disability insurance premiums in the amounts of $403 and $403, respectively; (ii) employer contributions for 2003, 2002 and 2001 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amounts of $5,005, $5,698 and $7,936, respectively; (iii) employer contributions for 2003, 2002 and 2001 for health and welfare benefits pursuant to the CarrAmerica CarrFlex Cafeteria Plan in the amounts of $3,300, $3,094 and $2,845, respectively; and (iv) cash value awards for 2003 of $41,793.

Option Grants in Last Fiscal Year

No options were granted to the Named Executive Officers during our last fiscal year.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY End(1)		Values of Unexercised In-the-Money Options at FY End(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas A. Carr	31,250	$249,453	607,595	52,032	$2,167,139	$308,456
Philip L. Hawkins	95,000	$548,664	349,014	41,625	$1,050,506	$246,764
Karen B. Dorigan	37,500	$299,667	119,165	29,125	$364,837	$133,108
Stephen E. Riffee	0	$0	45,812	20,813	$241,319	$123,382
Linda A. Madrid	70,000	$393,193	18,312	20,813	$11,275	$123,382

(1)	Number of shares of our common stock underlying options granted under our 1997 Stock Option and Incentive Plan or shares of our common stock for which Class A Units of Carr Realty Holdings, L.P. underlying options granted under the 1993 Carr Realty Option Plan would have been redeemable.

(2)	Based on the last reported sale price of our common stock on the NYSE on December 31, 2003 of $29.78.

Employment Contracts

Change-in-Control Arrangements. We have entered into change-in-control agreements with each of Thomas A. Carr, Philip L. Hawkins, Karen B. Dorigan, Stephen E. Riffee and Linda A. Madrid. These agreements generally provide that if within three years from the date of a “change in control” (as defined below), the employment of the executive with CarrAmerica is terminated without cause, or in the event that the executive terminates his or her employment with us based on a change in or diminishment of his or her responsibilities or a reduction in salary, such executive will be entitled to severance pay, including an amount equal to two times the executive’s base annual salary and bonus compensation with us. Additionally, the executive will be eligible for certain continued benefits from us during the ensuing two-year period. Each of the agreements with Messrs. Carr and Hawkins initially was in effect until May 6, 2002, and thereafter each agreement was eligible to be extended automatically for additional one-year periods. The agreements with Messrs. Carr and Hawkins were automatically extended for an additional one-year term in May 2003. The agreement with Ms. Dorigan initially was in effect until February 6, 2004, and thereafter was eligible to be extended automatically for additional one-year periods. The agreement with Ms. Dorigan was automatically extended for an additional one-year term in February 2004. The agreement with Mr. Riffee initially is in effect until April 1, 2005, and thereafter may be extended automatically for additional one-year periods. The agreement with Ms. Madrid initially is in effect until January 29, 2006, and thereafter may be extended automatically for additional one-year periods.

For purposes of each of these agreements, a “change in control” generally means any of the following events: (i) the consummation of a reorganization, merger or consolidation involving CarrAmerica, unless all or substantially all of the individuals or entities who were the beneficial owners of our voting securities continue to own at least 60% of the outstanding voting securities of the surviving entity in substantially the same proportions as their ownership immediately prior to the transaction and individuals representing at least a majority of the board of directors of the surviving entity were directors of our Board of Directors as of the respective dates of the agreements (including individuals who subsequently become directors whose nomination or election was approved by at least a majority of the directors constituting our Board of Directors as of such dates); (ii) individuals who, as of the respective dates of the agreements, constitute our Board of Directors (including individuals who subsequently become directors whose nomination or election was approved by at least a majority of the directors constituting our Board of Directors as of such dates) cease for any reason to constitute a majority of our Board of Directors; or (iii) the approval by our stockholders of our complete liquidation or dissolution or the sale or other disposition of more than 50% of our operating assets.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate SEC filings, in whole or in part, the following Performance Graph, the Report of the Executive Compensation Committee and the Report of the Audit Committee shall not be incorporated by reference into any such filings:

The points on the graph represent the following numbers:

Last trading day of	CarrAmerica	S&P 500	NAREIT Equity
2003	$178	$ 97	$196
2002	$139	$ 76	$143
2001	$155	$ 97	$137
2000	$152	$110	$121
1999	$ 97	$121	$ 95
1998	$100	$100	$100

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

Our Board’s Executive Compensation Committee presents this report on our compensation policies as they affected the compensation reported above for our executive officers for fiscal year 2003. In performing its responsibilities, the Executive Compensation Committee has had the benefit of reports prepared by our outside compensation consultants. The outside consultants provided information and advice on competitive compensation policies and practices and on the reasonableness of the compensation paid to our executives.

Executive Compensation Philosophy

CarrAmerica’s executive officer compensation policies incorporate a variety of objectives. Executive officers are rewarded commensurate with CarrAmerica’s performance, and we provide competitive compensation opportunities that recognize individual performance and responsibility in order to assist us in attracting and retaining a highly motivated, performance-oriented executive management team. We believe that the use of such objectives to determine compensation for our executive officers serves as an important part of the foundation for motivating our executive officers to strive to enhance our stockholders’ long- and short-term value. We implemented our executive officer compensation policies for 2003 with a compensation program based on the total direct compensation package of each executive officer. We evaluated each officer’s package based on three components: base salary, a short-term incentive opportunity, and a long-term incentive component.

In assessing the competitiveness of CarrAmerica’s executive officer compensation, the Executive Compensation Committee generally has conducted comprehensive compensation reviews on a bi-annual basis. In addition, we periodically conduct reviews of long-term incentive compensation. During all of our reviews, we may consider materials brought to our attention by CarrAmerica’s outside compensation consultants.

We conducted our last comprehensive review of executive compensation in the fall of 2002. In connection with this review, CarrAmerica’s consultants reported on the competitive level of total direct compensation in both the real estate industry and companies across other industries. Our consultants provided detailed information on each of the components of total direct compensation: base salary, short-term incentives and long-term incentives.

Annual Compensation

Base Salaries. We established base salary ranges for our executive officers for fiscal year 2003 taking into consideration several factors addressed during our bi-annual compensation review, including the competitiveness of our base salaries, the roles and responsibilities of each individual and the contributions of that individual to our business. We also considered the individual’s prior experience and accomplishments, along with general economic conditions. As a result of our consideration of these factors, we concluded that 2003 annual compensation for our executive officers, including base salaries and short-term incentive targets as discussed below, would generally remain consistent with 2002 levels.

Short-Term Incentives. We use annual short-term incentives as a primary method of rewarding executive officers commensurate with CarrAmerica’s performance and individual performance. Early in fiscal year 2003 the Executive Compensation Committee established a short-term incentive target for each executive officer equal to a percentage of the executive officer’s base salary. The target amounts for the executive officers were equal to 50% to 100% of their base salaries. Payment of the short-term incentive target was to be based primarily on three factors, contingent upon the adequacy of the company’s cash and capital resources:

•	attainment of a specific target for funds from operations (FFO) per share;

•	each officer’s achievement of individualized quantitative financial and operational goals related to the activities he or she managed; and

•	a qualitative component at management’s recommendation, contingent upon approval by the Executive Compensation Committee.

The Committee retains the discretion to increase or decrease annual short-term incentives in any given year above or below target amounts to take into account extraordinary performance or events. Based upon the factors noted above, short term incentives actually paid to executive officers for 2003 were paid at 100%-118% of target.

Long-Term Incentive

We use long-term incentive compensation to attract and retain executive talent by ensuring that we are offering competitive executive compensation. In general, as noted above our goal is to set total direct compensation for our executive officers competitive with those for executive officers of peer group REITs and, where appropriate, with peer group public companies based on market capitalization. Long-term incentive opportunities for executive officers are assessed on an annual basis.

In the past, we have used long-term incentive compensation – including stock options and restricted stock units – as one of the components of our compensation plan design. During 2003, we continued to refine our long-term incentive compensation program by shifting to the use of restricted stock and cash value awards. We believe that this modification will reduce our stock compensation overhang and minimize the potential dilution of our shareholders, while maintaining the alignment of the financial interests of our executive officers with those of CarrAmerica’s stockholders.

Restricted Stock and Cash Value Awards. Previously, CarrAmerica had primarily used stock options and restricted stock units as long-term incentive. Following our evaluation of the results of our 2002 bi-annual review, we made strategic adjustments to the type of long-term incentives that would be granted to our executive officers. Specifically, we concluded that it would be appropriate to use a mix of restricted stock and cash value awards. As noted above, in making these adjustments, our goal was to balance the types of incentives to both limit the dilutive effect on stockholders and continue to provide appropriate incentives to our executives

To encourage our employees to seek long-term appreciation in the value of our common stock, our restricted stock and our cash value awards vest over a specified period of time. Accordingly, an employee generally must remain with CarrAmerica for a period of years to receive the full economic benefit of a restricted stock grant or a cash value award. The Executive Compensation Committee believes that the strategic use of restricted stock and cash value awards ensures that our overall long-term incentive compensation payable to our executive officers will continue to be in line with the compensation arrangements that have been implemented by our competitors for executive talent.

Stock Ownership Guidelines

During 2003 we considered the merits of establishing stock ownership guidelines for CarrAmerica’s executive officers. After reviewing information provided by our consultant regarding the prevalence of ownership guidelines among our peers, we concluded that we would establish Stock Ownership Guidelines for Executive Officers. These Guidelines require, depending upon the position held, that our executive officers own a minimum value of 2 to 5 times their base salary in CarrAmerica stock. The Guidelines set forth an expectation by the Executive Compensation Committee that these ownership levels will be reached within a five-year period.

Chief Executive Officer Compensation

We determined that the compensation reported for our Chief Executive Officer for 2003 was substantially in conformity with the policies described above for all of our other executive officers. We also determined, however, that compared with other company executives a greater percentage of the CEO’s total compensation should be payable through short-term and other incentive compensation rather than base salary. For 2003 we granted the CEO a short term incentive equal to his target of 100% of base salary based upon what the Executive Compensation Committee deemed to be excellent personal and company performance despite very difficult operating conditions. In addition, during 2003, we granted the CEO a long-term incentive at 100% of his target. We determined that the CEO continued to be very effective in implementing our strategic plan, developing and retaining our management team, and implementing our capital and business plans during 2003.

Deductibility of Executive Officer Compensation

Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance disclosure and stockholder approval requirements are met. Our restricted stock and cash value award grants in 2003 are subject to the $1 million deduction limitation because they vest over time and are not considered “performance-based” within the meaning of Section 162(m). The Executive Compensation Committee believes that a substantial portion of the compensation awarded to our executive officers as annual cash bonuses would be exempted from the $1 million deduction limitation. The Committee’s present intention is to qualify, to the extent reasonable, a substantial portion of each executive officer’s compensation for deductibility under applicable tax laws.

Executive Compensation Committee

Timothy Howard

Andrew F. Brimmer

Robert E. Torray

Joan Carter*

*	Only with respect to the period after June 30, 2003.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

Andrew F. Brimmer, Joan Carter, Timothy Howard, and Robert E. Torray served on the Executive Compensation Committee of our Board of Directors during 2003. None of these individuals were or ever have been an employee of CarrAmerica or any of our subsidiaries.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited consolidated financial statements of CarrAmerica for fiscal year 2003 with CarrAmerica’s management, and also has discussed with KPMG LLP, CarrAmerica’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received both the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, and has discussed with KPMG LLP the independence of KPMG LLP from CarrAmerica. In addition, the Audit Committee has considered whether the provision of services by KPMG LLP falling under the headings “Audit-Related Fees” and “Tax Fees” (see “Independent Auditors” below) is compatible with maintaining the independence of KPMG LLP from CarrAmerica. The Audit Committee also amended and restated its charter, a copy of which is available on CarrAmerica’s website at www.carramerica.com.

Based on the foregoing, the Audit Committee recommended to CarrAmerica’s Board of Directors that CarrAmerica’s audited consolidated financial statements for fiscal year 2003 be included in CarrAmerica’s Annual Report on Form 10-K for the year ended December 31, 2003.

Audit Committee

Andrew F. Brimmer

Joan Carter*

Timothy Howard

Wesley S. Williams, Jr.

*	Only with respect to the period after June 30, 2003.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 5, 2004 for (1) each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, (2) each of our directors and each Named Executive Officer, and (3) all of our directors and executive officers as a group. Unless otherwise indicated in the footnotes, all such interests are owned directly, and the person or entity identified as the beneficial owner has sole voting and investment power. The number of shares reported as beneficially owned by a person represents the number of shares of common stock (including restricted stock) the person holds (including shares of common stock that may be issued upon exercise of options or vesting of restricted stock units that are exercisable or issuable within 60 days of March 5, 2004) plus the number of shares into which Class A Units of Carr Realty Holdings, L.P. (including Class A Units of Carr Realty Holdings, L.P. that may be issued upon the exercise of options that are exercisable within 60 days of March 5, 2004) and Units of CarrAmerica Realty, L.P. held by the person are redeemable (if we elect to issue shares rather than pay cash upon such redemption). For purposes of the following table, the number of shares of our common stock, Class A Units of Carr Realty Holdings, L.P. and Units of CarrAmerica Realty, L.P. deemed outstanding includes 53,580,649 shares of our common stock, 4,347,722 Class A Units of Carr Realty Holdings, L.P. and 1,213,784 Units of CarrAmerica Realty, L.P. as well as 12,389 Class A Units of Carr Realty Holdings, L.P. and 1,317,939 shares of our common stock issuable upon exercise of options or vesting of restricted stock units exercisable or vesting within 60 days of March 5, 2004. The extent to which a person holds Class A Units of Carr Realty Holdings, L.P. or Units of CarrAmerica Realty, L.P. or options to purchase common stock or Class A Units of Carr Realty Holdings, L.P. which are exercisable within 60 days of March 5, 2004, rather than common stock, is set forth in the footnotes.

Name and Address of Beneficial Owner	Number of Shares/Units Beneficially Owned	Percent of All Shares(1)	Percent of All Shares & Units(2)
More Than 5% Beneficial Owner

Cohen & Steers Capital Management, Inc. (3) 757 Third Avenue New York, NY 10017	7,770,769	14.5%	12.9%

Deutsche Bank AG (4) Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	3,682,794	6.9%	6.1%

RREEF America, L.L.C. (4) Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	2,962,984	5.5%	4.9%

Directors

Andrew F. Brimmer (5) Brimmer & Company 4400 MacArthur Boulevard, NW Washington, DC 20007	20,249	*	*

Oliver T. Carr, Jr. (6) The Oliver Carr Company 655 15th Street, NW Washington, DC 20005	1,411,453	2.6%	2.3%

Thomas A. Carr (7) CarrAmerica Realty Corporation 1850 K Street, NW Washington, DC 20006	755,988	1.4%	1.3%

Joan Carter UM Holdings, Ltd. 56 N. Haddon Avenue, P.O. Box 200 Haddonfield, NJ 08033	1,000	*	*

Philip L. Hawkins (8) CarrAmerica Realty Corporation 1850 K Street, NW Washington, DC 20006	404,399	*	*

Timothy Howard (9) Fannie Mae 3900 Wisconsin Ave, NW Washington, DC 20016	62,922	*	*

Robert E. Torray (10) Robert E. Torray & Co. Inc. 7501 Wisconsin Ave., Suite 1100 Bethesda, MD 20814	521,000	*	*

Wesley S. Williams, Jr. (11) Covington & Burling 1201 Pennsylvania Avenue, NW Washington, DC 20044	44,950	*	*

Named Executive Officers

Karen B. Dorigan (12) CarrAmerica Realty Corporation 1850 K Street, NW Washington, DC 20006	153,585	*	*

Linda A. Madrid (13) CarrAmerica Realty Corporation 1850 K Street, NW Washington, DC 20006	35,429	*	*

Stephen E. Riffee (14) CarrAmerica Realty Corporation 1850 K Street, NW Washington, DC 20006	82,530	*	*

All directors and executive officers as a group (11 persons) (15)	3,493,505	6.3%	5.8%

*	Less than 1%.

(1)	Assumes that all options to acquire shares of our common stock held by the person that are shown, if any, are exercised, that all Class A Units of Carr Realty Holdings, L.P. and Units of CarrAmerica Realty, L.P. held by the person, if any, are redeemed for shares of our common stock, and that all options to acquire Class A Units of Carr Realty Holdings, L.P. held by the person that are shown, if any, are exercised and that the underlying Units are redeemed for shares of our common stock. The total number of shares outstanding used in calculating this percentage includes all currently issued and outstanding shares of our common stock (including restricted stock) plus shares of our common stock issuable upon exercise of options that are shown, vesting of restricted stock units that are shown and redemption of all Class A Units of Carr Realty Holdings, L.P. and Units of CarrAmerica Realty, L.P. beneficially owned by the person (including Class A Units issuable to such person upon exercise of options that are shown), but assumes that none of the options, restricted stock units, Class A Units of Carr Realty Holdings, L.P. and Units of CarrAmerica Realty, L.P. held by other persons are exercised or redeemed for shares of our common stock.

(2)	Intended to show fully diluted beneficial ownership. Assumes that all options to acquire shares of our common stock and options to acquire Class A Units of Carr Realty Holdings, L.P. held by the person that are shown, if any, are exercised. The total number of shares outstanding used in calculating this percentage includes all currently issued and outstanding shares of our common stock (including restricted stock) and assumes that all of the options, restricted stock units, Class A Units of Carr Realty Holdings, L.P. and Units of CarrAmerica Realty, L.P. held by other persons (including Class A Units issuable to such person upon exercise of options that are shown) are exercised or redeemed for shares of our common stock.

(3)	Based on a filing made pursuant to Section 13(g) of the Securities Exchange Act of 1934 by Cohen & Steers Capital Management, Inc. Represents 7,770,769 shares of our common stock over which Cohen & Steers has sole dispositive power, 7,099,769 of such shares with respect to which Cohen & Steers has sole voting power.

(4)	Based on a filing made pursuant to Section 13(g) of the Securities Exchange Act of 1934 by Deutsche Bank AG. Represents 3,482,894 of our common stock over which Deutsche Bank AG has sole voting power and 3,682,794 of such shares with respect to which Deutsche Bank AG has sole dispositive power. RREEF America, L.L.C., a subsidiary of Deutsche Bank AG, reported sole voting and dispositive power over 2,962,984 of the shares reported by Deutsche Bank AG. Deutsche Bank AG disclaimed beneficial ownership of the securities reported on the Form 13G in accordance with Rule 13d-4 promulgated under the Securities Exchange Act of 1934.

(5)	Dr. Brimmer owns 100 shares of our common stock, 1,000 shares of our restricted common stock and options to purchase 19,149 shares of our common stock which are exercisable within 60 days of March 5, 2004.

(6)	The aggregate amount of shares of our common stock beneficially owned by Mr. Oliver T. Carr, Jr. consists of 128,565 shares of our common stock, 1,000 shares of restricted stock and 284,672 Class A Units owned directly by him, 386,755 shares of our common stock and 610,461 Class A Units owned by The Oliver Carr Company, of which Mr. Carr is a director, chairman of the board and trustee of the two trusts that own a majority of the common stock of The Oliver Carr Company. Mr. Carr disclaims beneficial ownership of 63,664 shares of our common stock owned by his spouse, 150,000 Class A Units held in an irrevocable trust for the benefit of his spouse and 19,077 shares of our common stock held in trust for the benefit of his minor children.

(7)	Mr. Thomas Carr is a director of The Oliver Carr Company and a beneficiary of each of the two trusts. Mr. Carr disclaims beneficial ownership of the shares of our common stock and Class A Units held by The Oliver Carr Company. Mr. Carr holds 59,878 shares of our common stock individually, 22,404 shares of our restricted common stock, 2,179 shares of our common stock jointly with his spouse, 19,384 Class A Units directly and 2,907 Class A Units are held by his children. Mr. Carr has options to purchase 649,236 shares of our common stock which are exercisable within 60 days of March 5, 2004. The number of shares shown for Mr. Carr excludes 16,711 restricted stock units that have vested but the receipt of which has been deferred at Mr. Carr’s election pursuant to the terms of a deferral agreement.

(8)	Mr. Hawkins owns 22,325 shares of our common stock, 19,748 shares of our restricted common stock, and options to purchase 349,937 shares of our common stock and 12,389 Class A Units which are exercisable within 60 days of March 5, 2004. The number of shares shown for Mr. Hawkins excludes 42,611 restricted stock units that have vested but the receipt of which has been deferred at Mr. Hawkins’ election pursuant to the terms of a deferral agreement.

(9)	Mr. Howard owns 1,000 shares of our restricted common stock and has options to purchase 61,922 shares of our common stock which are exercisable within 60 days of March 5, 2004.

(10)	The aggregate number of shares of our common stock beneficially owned by Mr. Torray consists of 500,000 shares of our common stock owned directly by him, 1,000 shares of our restricted common stock and 20,000 shares of our common stock owned by his wife. Mr. Torray disclaims beneficial ownership of 1,106,500 shares of our common stock held in two investment funds which are managed by Robert E. Torray & Co. Inc.

(11)	Mr. Williams owns 200 shares of our common stock, 1,000 shares of our restricted common stock and options to purchase 43,750 shares of our common stock which are exercisable within 60 days of March 5, 2004.

(12)	Ms. Dorigan owns 19,644 shares of our common stock, 17,944 shares of our restricted common stock, and options to purchase 115,977 shares of our common stock which are exercisable within 60 days of March 5, 2004. The number of shares shown for Ms. Dorigan excludes 16,030 restricted stock units that have vested but the receipt of which has been deferred at Ms. Dorigan’s election pursuant to the terms of a deferral agreement.

(13)	Ms. Madrid owns 15,474 shares of our common stock, 9,955 shares of our restricted common stock, and options to purchase 10,000 shares of our common stock which are exercisable within 60 days of March 5, 2004. The number of shares shown for Ms. Madrid excludes 4,177 restricted stock units that have vested but the receipt of which has been deferred at Ms. Madrid’s election pursuant to the terms of a deferral agreement.

(14)	Mr. Riffee owns 2,053 shares of our common stock, 18,009 shares of our restricted common stock, and options to purchase 62,468 shares of our common stock which are exercisable within 60 days of March 5, 2004. The number of shares shown for Mr. Riffee excludes 2,139 restricted stock units that have vested but the receipt of which has been deferred at Mr. Riffee’s election pursuant to the terms of a deferral agreement.

(15)	Includes an aggregate of 2,242,252 options and Class A Units described in footnotes 5-14 above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 17, 2003, Carr Realty, L.P., one of our affiliates, entered into an agreement to purchase 4,746 shares of voting common stock and 19,500 shares of non-voting common stock of Carr Real Estate Services, Inc. in exchange for a cash payment of $200,000 from The Oliver Carr Company, an entity in which Oliver T. Carr, Jr., one of our directors, is the trustee of the two trusts that own a majority of the common stock. CarrAmerica assumed all rights and obligations of Carr Realty, L.P. under this agreement and purchased the shares of Carr Real Estate Services, Inc. on December 24, 2003. Carr Real Estate Services, Inc. is now a wholly-owned taxable REIT subsidiary of ours. Mr. Thomas A. Carr, our Chief Executive Officer and Chairman of our Board of Directors, and Mr. Thomas A. Carr’s siblings, Mr. Richard Carr, Mr. Robert O. Carr, Mr. William Carr, Ms. Mary Carr-Doyle and Mr. Oliver T. Carr, III, are beneficiaries of the two trusts that own a majority of the common stock of The Oliver Carr Company.

Carr Real Estate Services, Inc. provides management and leasing services for properties in which we own an unconsolidated joint venture interest. Fees paid to Carr Real Estate Services, Inc. for the management and leasing services with respect to these properties totaled approximately $6.4 million for 2003. This amount includes $648,450 paid by a joint venture in which CarrAmerica and affiliates of Oliver T. Carr, Jr. have interests for management and leasing services provided by Carr Real Estate Services, Inc.

Carr Real Estate Services, Inc. also provides management and leasing services for partnerships in which Oliver T. Carr, Jr., one of our directors, and/or A. James Clark, a former member of our Board of Directors, and/or their affiliates have interests. Fees paid to Carr Real Estate Services, Inc. for these services by partnerships in which both Mr. Carr and Mr. Clark and/or their affiliates have interests totaled approximately $639,878 for 2003. Fees paid to Carr Real Estate Services, Inc. for these services by partnerships in which only Mr. Carr and/or his affiliates have interests totaled approximately $688,332 for 2003. Fees paid to Carr Real Estate Services, Inc. for these services by partnerships in which only Mr. Clark and/or his affiliates have interests totaled approximately $323,597 for 2003.

We had a consulting agreement with Oliver T. Carr, Jr. to provide services to us, which expired in June 2003. In 2003, we paid Oliver T. Carr, Jr. $104,750 for such services.

A wholly owned subsidiary of Clark Enterprises, Inc., an entity of which A. James Clark is the majority stockholder, has provided general contracting services to CarrAmerica Development, Inc., a wholly-owned subsidiary of CarrAmerica, and we have retained an affiliate of Clark Enterprises, Inc. to provide asset management services for third-party properties that we manage. In connection with these services, CarrAmerica paid $50.3 million to Clark Enterprises, Inc. for 2003. This includes $40.6 million paid in connection with a joint venture entity in which we own a 30% interest for general contracting services.

We provide tenant project services to an affiliate of Clark Enterprises, Inc. Fees paid to CarrAmerica for these services totaled approximately $41,606 for 2003.

Mr. Clark retired from our Board of Directors in 2003 and did not seek re-election at our 2003 annual meeting of stockholders.

We have entered into agreements with Carr Real Estate Services, Inc. pursuant to which we have provided certain administrative services. Fees paid to us by Carr Real Estate Services, Inc. for legal, tax and IT services totaled approximately $4.3 million for 2003. We have entered into agreements with Carr Real Estate Services, Inc. pursuant to which Carr Real Estate Services, Inc. provides us with human resources and payroll services. We paid Carr Real Estate Services, Inc. $782,458 for these services for 2003.

In connection with the HQ Global Workplaces, Inc./VANTAS Incorporated merger transaction, we agreed to indemnify all of the individuals who served as directors of HQ Global at the time of the transaction, including Thomas A. Carr, Oliver T. Carr, Jr., and Philip L. Hawkins, who currently serve as directors and/or executive officers of us, with respect to any losses incurred by them arising out certain litigation matters, if they first tried and were unsuccessful in getting the losses reimbursed by HQ Global or from insurance proceeds. It was expected at the time that these former directors would be indemnified against any of these losses by HQ Global, as required by HQ Global’s certificate of incorporation and bylaws. HQ Global has not satisfied its indemnity obligation to these directors, and in light of HQ Global’s bankruptcy filing in March 2002, is not likely to do so in the future. As a result, we have paid the costs incurred by these directors in connection with the above litigation matters. In 2003 and 2004, we paid approximately $747,000 and $20,672, respectively, of costs pursuant to this indemnification arrangement, all of which represents amounts paid to legal counsel for these directors.

In connection with a complaint filed by Broadband Office, Inc. and the official committee of unsecured creditors of Broadband Office, Inc. against, among other defendants, Philip L. Hawkins, the President and Chief Operating Officer of CarrAmerica, relating to his service as a member of the board of directors of Broadband Office, Inc., our Board of Directors authorized to advance the costs and expenses incurred by Mr. Hawkins in connection with this claim. As a result, in 2003 and 2004 we paid approximately $66,820 and $789, respectively, in costs pursuant to this indemnification arrangement, all of which represents amounts paid directly to legal counsel for Mr. Hawkins.

In connection with our efforts to obtain from one of our secured mortgage lenders consent to the transactions relating to our UPREIT conversion, Ms. Martha A. Carr may guarantee approximately $395,606 of our payment obligations with respect to such mortgage debt. Ms. Carr will not receive any payment for her guarantee, but, as a result of the guarantee, is expected to defer the recognition of certain taxable gain that she would recognize in 2004 if she did not provide the guarantee. The Conflicts Committee of our Board of Directors has not yet considered and approved the offer of the guarantee by Ms. Carr to our lender. It is expected that the Conflicts Committee will consider the offer of guarantee in early April 2004.

INDEPENDENT AUDITORS

KPMG LLP, which served as our independent auditors for the last fiscal year and has been selected to serve as our independent auditors for the current fiscal year, will have representatives present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

For services rendered during or in connection with our fiscal years 2002 and 2003, as applicable, KPMG LLP billed the following fees:

	2002		2003
Audit Fees	$574,878		$595,850
Audit-Related Fees*	$35,675	(1)	$36,700	(3)
Tax Fees**	$1,286,494	(2)	$319,767	(4)
All Other Fees	$0		$0

(1)	Consisted of $27,675 for accounting research and consultations and other services and $8,000 for an employee benefit plan audit.

(2)	Consisted of $583,588 for tax compliance services and $702,906 for tax advisory services.

(3)	Consisted of $28,300 for accounting research and consultations and other services and $8,400 for an employee benefit plan audit.

(4)	Consisted of $144,154 for tax compliance services for consolidated entities and $175,613 for tax advisory services.

Our Audit Committee has the sole authority to pre-approve any engagement of CarrAmerica’s independent auditor to provide audit or non-audit services. The Audit Committee may not delegate the pre-approval of audit services to management of CarrAmerica, but may delegate the pre-approval of non-audit services to one or more members of the Audit Committee. The member to whom such authority is delegated is responsible for preparing a memorandum regarding the action taken and reporting to the Audit Committee at its next meeting.

OTHER MATTERS

Our management knows of no other matters that may be presented for consideration at the annual meeting. If any other matters properly come before the meeting, however, the holders of proxies solicited by this Proxy Statement intend to vote such proxies as recommended by our Board of Directors or, if no such recommendation is given, in accordance with their judgment on such matters. If a stockholder proposal that was excluded from this Proxy Statement in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is properly brought before the meeting, it is intended that the proxy holders will use their discretionary authority to vote the proxies against such proposal.

STOCKHOLDER PROPOSALS

Proposals of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, to be presented at the 2005 annual meeting must be received by our Corporate Secretary before December 3, 2004 to be considered for inclusion in our proxy material.

In addition, any stockholder who wishes to propose a nominee to our Board of Directors or submit any other matter to a vote at a meeting of our stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended) must comply with the advance notice provisions and other requirements of Section 3.11 of our by-laws, which are on file with the Securities and Exchange Commission and may be obtained from our Corporate Secretary upon request. In general, any such notice must be received by the Company no sooner than February 1, 2005 and no later than March 2, 2005, subject to the limited exceptions described in Section 3.11 of our by-laws. If a stockholder nomination or proposal is received after the date specified in the advance notice provisions, our proxy for next year’s annual meeting may confer discretionary authority to vote on such matter without any discussion of the matter in the Proxy Statement.

VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

A properly executed proxy marked “Abstain” with respect to any such matter to be voted upon will not be voted, although we will count it for purposes of determining the presence of a quorum.

We pay for preparing, assembling and mailing this Proxy Statement and any other proxy materials transmitted on behalf of our Board of Directors. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to the beneficial owners of our common stock.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

We are sending only one annual report and proxy statement to stockholders that share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, they may telephone Stephen M. Walsh at (202) 729-1764 or write to CarrAmerica Realty Corporation at 1850 K Street, N.W., Washington, D.C. 20006, Attention: Stephen M. Walsh, Senior Vice-President, Capital Markets. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner.

*    *    *    *

Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

APPENDIX A

CarrAmerica Realty Corporation

Amended and Restated Charter of the Audit Committee

I.	Purpose

The Audit Committee (“the Committee”) shall (1) assist the Board of Directors of CarrAmerica Realty Corporation (the “Company”) in monitoring (a) the integrity and accuracy of the financial statements of the Company; (b) the Company’s systems of internal controls regarding finance, accounting and legal compliance; (c) the Company’s independent auditor’s qualification and independence; and (d) the performance of the Company’s internal audit function; and (2) prepare an audit committee report as required by the rules and regulations of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

II.	Composition

The Committee shall be comprised of at least three (3) members of the Board, one of whom shall serve as Chairperson of the Committee. The Chairperson and all other members of the Committee shall meet the independence and other requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Securities Exchange Act of 1934, as amended, and applicable rules and regulations of the Commission, all as in effect from time to time. Because of the Committee’s demanding role and responsibilities, and the time commitment of each attendant to Committee membership, no member of the Committee, including the Chairman, shall serve on the audit committee of more than three (3) public companies at any one time, including the Committee.

To ensure independence and to otherwise avoid any potential conflicts of interest, members of the Committee may not (other than fees and equity received as compensation for serving as a director) accept or receive any consulting, advisory or other compensatory fee from the Company or be an affiliated person of the Company or any of its subsidiaries.

The Chairperson and other members of the Committee shall be appointed by the Board, subject to satisfying the standards set forth above. Committee members may be removed by a majority vote of the Board, with or without cause. Any member of the Committee may resign at any time by giving written notice of his or her resignation to the Board.

III.	Meetings

The Committee shall meet at least four times annually, or more frequently as the Committee deems necessary. The Chairperson of the Committee shall set the meeting agenda.

The Committee shall have access to and, if the Committee deems appropriate, request attendance at its meetings, the Chief Financial Officer, Controller, director of internal audit and such other members of the Company’s management as the Committee deems necessary.

The Committee shall meet at least quarterly with management, independent accountants, and the director of internal audit in separate executive sessions to discuss any matters that the Committee, the Chair of the Committee or any of these groups believe necessary or appropriate.

IV.	Responsibilities

General

The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any accounting firm employed by the Company (including the resolution of disputes between management and the accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company, and such firm shall report directly to the Committee.

The Committee, to the extent it deems necessary or appropriate, shall:

A. Financial Statement and Other Reviews

1. Review with management and the Company’s independent auditor the Company’s quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, including the results of the independent auditor’s review of such statements, prior to the Company’s issuing of its quarterly earnings release and filing of its Form 10-Q.

2. Review with management and the Company’s independent auditor the Company’s annual audited financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the Company’s issuing of its fourth quarter earnings release and filing of its Form 10-K. Included in such review shall be a review and discussion with management and the Company’s independent auditor of the independent auditor’s audit process and procedures, any major issues regarding accounting and auditing principles and practices, the adequacy of internal controls that could significantly affect the Company’s financial statements and any adjustments to the financial statements that were suggested by the independent auditor (including whether or not such adjustments were made).

3. Determine whether to recommend to the Board of Directors the inclusion of the annual audited financial statements in the Company’s Form 10-K for the applicable fiscal year.

4. Meet separately and periodically with management, internal auditors (or other personnel responsible for the internal audit function) and the independent auditors to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Committee shall also review and evaluate the Company’s processes and policies for identifying and assessing key financial statement risk areas and for formulating and implementing steps to address such risk areas. As part of this process, the Committee should discuss guidelines and policies to govern the process by which this is handled.

5. Review and discuss with management and the independent auditor any significant financial reporting issues and judgments raised by them in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles and practices, any major issues as to the adequacy of the Company’s internal controls, the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements.

6. Review with management and the independent auditor proposed and recently enacted major changes to the Company’s auditing and accounting principles and practices.

7. Review with management and the independent auditor new regulatory and accounting rules, pronouncements or initiatives and their impact on the Company’s financial statements.

8. Review with management and the independent auditor all off-balance sheet structures and transactions.

9. Review with the Company’s General Counsel and the independent auditor legal matters that could have a material impact on the Company’s business, properties or financial statements.

10. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

11. Review with the independent auditor any audit problems or difficulties the auditor may have encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information and any significant disagreements with management, and management’s response. Such review should include:

(a) any accounting adjustments that were noted or proposed by the independent auditor but were passed (as immaterial or otherwise);

(b) any communications between the independent auditor and its national office respecting auditing or accounting issues presented by the engagement;

(c) any “management” or “internal control” letters issued, or proposed to be issued, by the independent auditor to the Company; and

(d) the responsibilities, budget and staffing of the Company’s internal audit function.

12. Review the following matters with the independent auditor (such matters shall be timely reported to the Committee by the independent auditor):

(a) All critical accounting policies and practices to be used;

(b) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the preferred treatment of the auditor; and

(c) Other material written communications between the auditor and management, including any management letter or schedule of unadjusted differences.

13. Meet with the officers certifying the Company’s periodic reports pursuant to Section 302 of the Sarbanes-Oxley Act, and any other officers that the Committee deems necessary or appropriate, to:

•	discuss whether there are any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information;

•	discuss whether there has been any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting;

•	discuss whether any changes in the Company’s internal control over financial reporting occurred during the most recently completed fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting, and whether any corrective actions were taken with regard to significant deficiencies or material weaknesses in the Company’s internal control over financial reporting; and

•	obtain assurance that the disclosure controls and procedures have been adhered to for the relevant quarter.

14. Meet with the officers certifying the Company’s periodic reports pursuant to Section 302 of the Sarbanes-Oxley Act and with the Company’s independent auditor to discuss any deficiencies and fraud.

15. Review with management earnings press releases and financial information and earnings guidance provided to analysts and rating agencies, including the type and presentation of information to be included in earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as review of any financial information and earnings guidance provided to analysts and rating agencies.

B. Auditor Review and Retention

1. Be directly responsible and have the sole authority to appoint, discharge and replace the independent auditors to be retained by the Company and to approve the compensation of the independent auditors and all audit engagement fees and terms. The Committee may consult with management but shall not delegate these responsibilities to management. The Committee should meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

2. Have the sole authority to, and shall, review and pre-approve any engagement of the Company’s independent auditor to provide any non-audit service to the Company that is not prohibited by law. The Committee shall have the ability to delegate the authority to pre-approve non-audit services to one (1) or more designated members of the Committee. If such authority is delegated, the delegated member(s) of the Committee shall prepare a memorandum regarding the action taken, and shall report to the full Committee, at the next Committee meeting, all items pre-approved by the designated member(s).

3. Receive and review a report from the independent auditor, at least annually, regarding: (a) the auditor’s internal quality control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (c) all relationships between the independent auditor and the Company.

4. Discuss the reports described in paragraph 10 above with the auditor, and take appropriate action on any disclosed relationship to satisfy itself of the auditor’s independence. As part of this process, the Committee should evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence (and taking into account the opinions of management). The Committee also should receive, annually, a letter of independence from the independent auditor. The Committee shall present its conclusions to the Board.

5. Evaluate the qualifications (including the experience and qualifications of the senior members of the audit team), performance and independence of the independent auditor, including whether the provision of non-audit services by the independent auditor is compatible with maintaining the auditor’s independence, based on the above.

6. Ensure that the Committee receives, annually, a letter of independence from the independent auditor, and recommend that the Board take appropriate action in response to such letter to satisfy itself of the independence of the auditor.

7. At each quarterly meeting of the Committee, review all engagements of the Company’s independent auditor for non-audit services that occurred during the prior fiscal quarter.

8. Request evidence from the independent auditors confirming that such firm is registered with the Public Company Accounting Oversight Board.

9. Request a representation letter from the Company’s independent auditor prior to the commencement of the audit engagement confirming that (i) the lead (or coordinating) audit partner and the reviewing audit partner have not performed audit services for the Company for more than five (5) consecutive years, and (ii) if either of such persons performed audit services for the Company for five (5) consecutive years, the last year of such period was more than five (5) years ago.

10. Obtain from the Company’s independent auditor the inspection report of the Public Company Accounting Oversight Board.

11. Set policies for the Company’s hiring of employees or former employees of the independent auditor.

12. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the lead audit partner or even the independent auditing firm itself on a regular basis.

C. Oversight of Internal Audit Function and Internal Controls Over Financial Reporting

1. Review the appointment and replacement of the senior internal auditing executive or third-party internal audit firm, as applicable.

2. Review the significant reports to management prepared by the internal auditors and management’s responses thereto.

3. Discuss with the independent auditor the internal auditor’s responsibilities and scope of planned internal audits.

4. Review and assess the adequacy and effectiveness of the Company’s internal control over financial reporting with management, the internal auditor and the independent auditor.

5. Review management’s annual report on internal control over financial reporting prior to the Company’s inclusion of such annual report in the Company’s Annual Report on Form 10-K.

6. Review the independent auditor’s attestation report regarding management’s assessment of the Company’s internal control over financial reporting prior to the inclusion of such attestation report in the Company’s Annual Report on Form 10-K.

7. Review with management any changes in the Company’s internal control over financial reporting that occurred during the most recently completed fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

8. Review any significant deficiencies or material weaknesses identified in the Company’s internal control over financial reporting, and any special steps taken as a result thereof.

D. Other Responsibilities

1. Make quarterly reports (or more frequently as the Committee deems necessary or appropriate) to the board of Directors.

2. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

3. Establish and periodically review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

4. Establish and periodically review procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, and providing whistleblower protection for any employee, contractor, subcontractor or agent who provides information in accordance with such process. The Committee shall direct the dissemination of the mechanics of such process to all employees.

The responsibilities and duties set forth herein are the sole responsibility of the Committee and may not be allocated to a different committee.

V.	Powers and Limitations

1. The Committee shall have prompt and unrestricted access to all financial and operating information relevant to the Company’s business.

2. The Committee may cause an investigation to be made into any matter within the scope of its responsibility.

3. The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain legal, financial, accounting or other consultants to advise the Committee, and shall have the sole authority to approve the consultants’ fees and other retention terms.

4. While the Committee has the responsibilities and powers set forth in this Charter, its function is one of oversight, and it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or other applicable rules or regulations. These are the responsibilities of management and the independent auditor.

5. Advise the Company of the funding requirements necessary to pay (i) the auditors for the purpose of rendering the audit report or performing other audit, review or attest services, (ii) any other advisers employed by the audit committee, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

VI.	Annual Committee Review

The Committee shall conduct an annual review and self-evaluation to determine whether it is functioning effectively and report on such review and evaluation to the Board. The Committee shall annually review and reassess the adequacy of (i) its Audit and Non-Audit Services Pre-Approval Policy, and (ii) this Charter and recommend any proposed changes to the Board for approval.

VII.	Disclosure

This Charter shall be posted on the Company’s website.

FORM OF PROXY CARD

CARRAMERICA REALTY CORPORATION

THIS PROXY IS SOLICITED BY AND ON

BEHALF OF THE BOARD OF

DIRECTORS

P R O X Y	REVOCABLE PROXY FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 29, 2004

The undersigned hereby appoints Linda A. Madrid and Ann Marie Pulsch, or either of them, proxies, with full power of substitution, to act for and to vote the shares of the Common Stock of CARRAMERICA REALTY CORPORATION that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of said Company to be held on April 29, 2004, and at any and all adjournments thereof.

Receipt of the Company’s Notice of Annual Meeting of Stockholders and Proxy Statement is acknowledged.

IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH HERE

☒	Please mark votes as in this example.

This Proxy, when properly executed, will be voted as directed hereon, or if no direction is indicated, will be voted FOR the election of the Board of Directors’ nominees for director and AGAINST the stockholder proposal to limit the length of service of the members of the Board of Directors.

				FOR	AGAINST	ABSTAIN
1.	To elect seven Directors to serve for one year terms:	2.	To limit the length of service of the members of the Board of Directors to six years	☐	☐	☐
Nominees:
Thomas A. Carr	Andrew F. Brimmer
Joan Carter	Philip L. Hawkins
Robert E. Torray	Timothy Howard
Wesley S. Williams, Jr.

☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY TO VOTE FOR THE FOLLOWING NOMINEES ONLY: (write the name(s) in the space below)
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

		To change the address, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signor as a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signor is a partnership, please sign in partnership name by authorized person.

SIGNATURE: ______________________ DATE: ____________ SIGNATURE: ______________________ DATE: ____________